UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2025

Legence Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-42838	33-2905250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Las Plumas Avenue San Jose, CA	95133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (833) 534-3623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	LGN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2025, the Board of Directors (the “Board”) of Legence Corp., a Delaware corporation (the “Company”), increased the size of the Board from five to six directors and appointed Mr. David J. Coghlan to the Board as a Class I director to fill the vacancy created by such increase, effective as of December 3, 2025. The Board also appointed Mr. Coghlan to serve on the Board’s Audit Committee and as chair of Board’s Compensation Committee. As a Class I director, Mr. Coghlan will serve for an initial term that will expire at the annual meeting of shareholders in 2026 or upon his death, resignation, retirement or removal.

Mr. Coghlan, age 66, has extensive global experience in executive and non-executive advisory roles, with a focus on corporate strategy development and execution, talent development, organic and inorganic growth and operational excellence. He has been a board member of Justrite Safety Group, a global leader in industrial safety solutions, since September 2021 and currently serves on other private company boards based out of New Jersey and Michigan. Mr. Coghlan previously served as Senior Managing Director of Madison Industries from April 2014 to April 2021, where he also chaired various privately held companies between 2015 and 2021. Before that, Mr. Coghlan previously served as Watts Water Technologies, Inc.’s (NYSE: WTS) Chief Executive Officer and President from January 2011 to February 2014, Chief Operating Officer from January 2010 to January 2011 and President of North America and Asia from June 2008 to January 2010. Prior to that, Mr. Coghlan served as Vice President of Global Parts for Trane Inc. from April 2004 to May 2008. Mr. Coghlan also held several management positions in the United States and internationally within the Climate Control Technologies segment of Ingersoll-Rand Company Limited from 1995 to December 2003. Before joining Ingersoll-Rand Company Limited, Mr. Coghlan worked for several years with the management consulting firm of McKinsey & Co. in both the United Kingdom and the United States. Mr. Coghlan has a Bachelor of Commerce in Finance from the University College Dublin and a graduate degree in Marketing from the Marketing Institute of Ireland.

The Board, after consideration of all facts and circumstances, affirmatively determined that Mr. Coghlan meets the independence requirements under the rules of the Nasdaq Stock Market LLC, as well as the applicable rules promulgated by the Securities and Exchange Commission (the “Commission”) and the Company’s guidelines for determining director independence.

In connection with his election, Mr. Coghlan will receive the standard annual compensation for the Company’s non-management directors. Such annual compensation includes (i) a cash retainer in the amount of $85,000 per year, (ii) an award of restricted stock units covering a certain number of shares of the Company’s Class A common stock par value $0.01 per share, valued at approximately $150,000 as of the grant date and (iii) an additional cash retainer in the amount of $15,000 per year for his service as chair of the Board’s Compensation Committee.

In connection with his appointment, the Company entered into its standard form of indemnification agreement with Mr. Coghlan, the form of which has been included in the Company’s Registration Statement on Form S-1 (File No. 333-289629) that was filed with the Commission on August 15, 2025.

There were no understandings or other agreements or arrangements between Mr. Coghlan, on the one hand, and any other person, on the other hand, pursuant to which he was appointed as a director of the Company. Furthermore, there are no transactions between Mr. Coghlan and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGENCE CORP.

Dated: December 5, 2025	By:	/s/ Jeffrey Sprau
	Name:	Jeffrey Sprau
	Title:	Chief Executive Officer